Exhibit 3.2

THIRD AMENDED AND RESTATED BYLAWS
OF
U.S. XPRESS ENTERPRISES, INC.

(Effective as of May 27, 2020)

ARTICLE I
OFFICES

1.  Principal Office.  The principal office of the U.S. Xpress Enterprises, Inc. (the “Corporation”) shall be 4080 Jenkins Road, Chattanooga, TN  37421, which initially shall be its known place of business.

2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

1.  Annual Meeting.  The annual meeting of the stockholders shall be held at such date and time as the Board of Directors shall determine, for the purpose of electing Directors and for the transaction of such other business as may properly come before the meeting.

2.  Special Meetings.  Special meetings of the stockholders may be called for any purpose or purposes at any time by a majority of the Board of Directors, the Chairman of the Board, the Lead Independent Director, the Chief Executive Officer, or the holders of at least ten percent (10%) of the total voting power of the outstanding shares of capital stock of the Corporation then entitled to vote.  If any person(s) other than the Board calls a special meeting, the request shall (a) be in writing, (b) specify the general nature of the business proposed to be transacted, and (c) be delivered personally or sent by registered mail or by facsimile transmission to the Secretary of the Corporation.  Upon receipt of such a request, the Board shall determine the date, time, and place of such special meeting, which must be scheduled to be held on a date that is within ninety (90) days of receipt by the Secretary of the request therefor, and the Secretary of the Corporation shall prepare a proper notice thereof. No business may be transacted at such special meeting other than the business specified in the notice to stockholders of such meeting.

3.  Place of Meetings.  Annual and special meetings of the stockholders may be held at such time and place within or without the State of Nevada as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

4.  Notice of Meeting.  Written notice stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.  Notice may be delivered either personally or by first class, certified or registered mail, postage prepaid, and signed by an officer of the Corporation at the direction of the person or persons calling the meeting.  If mailed, notice shall be deemed to be delivered when mailed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation.  Delivery of any such notice to any officer of a corporation or association, or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.  In the event of the transfer of stock after delivery or mailing of the notice of and prior to the holding of the meeting, it shall not be necessary to deliver or mail notice of the meeting to the transferee.  Notice need not be given of an adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that such adjournment is for less than thirty (30) days and further provided that a new record date is not fixed for the adjourned meeting, in either of which events, written notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting.  At any adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally noticed.  A written waiver of notice, whether given before or after the meeting to which it relates, shall be equivalent to the giving of notice of such meeting to the stockholder or stockholders signing such waiver.  Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

5.  Fixing Date for Determination of Stockholders Record.

(a)          Meetings.  In order that the Corporation may determine the stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any other change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix in advance a record date, which shall not be more than sixty (60) nor less than ten (10) days prior to the date of such meeting or such action, as the case may be.  If the Board of Directors has not fixed a record date for determining the stockholders entitled to notice of and to vote at a meeting of stockholders, the record date shall be at the close of business on the day immediately preceding the day on which the notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)          Written Consents.  In order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may by resolution fix a record date which may not precede, nor be more than ten (10) days after, the date such resolution is adopted by the Board of Directors.  If the Board of Directors has not fixed a record date for determining the stockholders entitled to express consent to corporate action in writing without a meeting, then (i) if no prior action by the Board of Directors is necessary, the record date shall be the day on which the first written consent is expressed by any stockholder, and (ii) if prior action by the Board of Directors is required before the matter is submitted for consideration by the stockholders, the date is at the close of business on the day the Board of Directors adopts the resolution.

6.  Record of Stockholders.  The Secretary or other officer having charge of the stock transfer books of the Corporation shall make, or cause to be made, at least ten (10) days before every meeting of stockholders, a complete record of the stockholders entitled to vote at a meeting of stockholders or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place specified in the notice of the meeting or if not so specified, at the Corporation’s principal place of business.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

7.  Quorum and Manner of Acting.  At any meeting of the stockholders, the presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business except as otherwise provided by the Nevada General Corporation Law or by the Third Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time (the “Articles of Incorporation”).  A majority of the voting power of all shares of stock represented and entitled to vote on any single subject matter which may be brought before the meeting shall be counted for quorum purposes.  Only the voting power of those shares entitled to vote on a particular subject matter shall be counted for the purpose of voting on that subject matter.  Business may be conducted once a quorum is present and may continue to be conducted until adjournment sine die, notwithstanding the withdrawal or temporary absence of stockholders leaving less than a quorum.  Except as otherwise provided in the Nevada General Corporation Law or the Articles of Incorporation, the affirmative vote of a majority of the voting power of the shares of stock then represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders; provided, however, that (a) for the avoidance of doubt, broker non-votes shall not be counted as votes cast for or against such matter, and (b) if the voting power of shares of stock so represented is less than the number required to constitute a quorum, the affirmative vote must be such as would constitute a majority of the voting power if a quorum were present, except that the affirmative vote of the holders of a majority of the voting power of the shares of stock then present is sufficient in all cases to adjourn a meeting.

8.  Voting of Shares of Stock.  Each stockholder shall be entitled to the number of votes (or corresponding fraction thereof) authorized for shares of such class or series in the Corporation’s Articles of Incorporation or any certificate of designation for such class or series for each share of stock (or fraction thereof) standing in his, her or its name on the books of the Corporation on the record date.  A stockholder may vote either in person or by valid proxy, as defined in Section 12 of this Article II, executed in writing by the stockholder or by his, her or its duly authorized attorney in fact.  Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, when held by it in a fiduciary capacity.  Shares of stock standing in the name of another corporation may be voted by such officer, agent or proxy as the bylaws of such other corporation may prescribe or, in the absence of such provision, as the Board of Directors of such other corporation may determine.  Unless demanded by a stockholder present in person or by proxy at any meeting of the stockholders and entitled to vote thereat, or unless so directed by the chairman of the meeting, the vote thereat on any question need not be by ballot.  If such demand or direction is made, a vote by ballot shall be taken, and each ballot shall be signed by the stockholder voting, or by his or her proxy, and shall state the number of shares voted.

9.  Organization.  At each meeting of the stockholders, the Chairman of the Board, or, if he or she is absent therefrom or if no Chairman is appointed, the President, or if he or she is absent therefrom, one of the Vice Presidents or, if all are absent therefrom, another officer of the Corporation chosen as chairman of such meeting by stockholders holding a majority of the voting power of the shares present in person or by proxy and entitled to vote thereat, or, if all the officers of the Corporation are absent therefrom, a stockholder of record so chosen, shall act as chairman of the meeting and preside thereat.  The Secretary, or, if he or she is absent from the meeting or is required pursuant to the provisions of this Section 9 to act as chairman of such meeting, the person (who shall be an Assistant Secretary, if any and if present) whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep the minutes thereof.

10.  Order of Business.  The order of business at each meeting of the stockholders shall be determined by the chairman of such meeting, but the order of business may be changed by the vote of the majority of the voting power of the shares present in person or by proxy at such meeting and entitled to vote thereat.

11.  No Cumulative Voting.  Stockholders shall not have cumulative voting rights with respect to the election of Directors or for any other purpose.

12.  Voting by Proxy.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may, by an instrument in writing, authorize another person or persons to act for such stockholder by proxy,  In the event that any such instrument in writing shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide.  No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution.  Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary of the Corporation.

13.  Action by Stockholders Without a Meeting.  Unless otherwise restricted by the Articles of Incorporation or these Third Amended and Restated Bylaws (the “Bylaws”), any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by stockholders holding at least a majority of the voting power of the shares of stock entitled to vote on such action (except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required) and such consent is filed with the minutes of the proceedings of the stockholders.

14.  Procedure for Director Nominations.   Only persons nominated in accordance with all of the procedures set forth in the Corporation’s Articles of Incorporation and these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors, upon the recommendation of the Governance Committee. Unless otherwise provided in the Articles of Incorporation, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. In this Section 14 of Article II, “plurality” shall mean that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. Votes cast against a candidate are not given legal effect and are not counted as votes cast in an election of directors.

15.  Advance Notice of Stockholder Proposals and Director Nominations. For any nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary and must provide any updates or supplements to such notice at the times and in the forms required by this Section 15 of this Article II, and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, such stockholder’s notice must:

(a)          As to each person whom the stockholder proposes to nominate for election as a director of the Corporation, set forth (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of the Corporation if elected, and (iii) such other information regarding such person as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines adopted by the Board of Directors and as amended from time to time;

(b)          As to any other business that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14A of the Exchange Act; and

(c)          As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, set forth (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of stock which are owned beneficially and of record by such stockholder and such beneficial owner, except that such stockholder shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such stockholder has a right to acquire beneficial ownership at any time in the future, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (v) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the outstanding stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, (vii) any material pending or threatened legal proceeding in which such stockholder is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (viii) any other material relationship between such stockholder, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, and (ix) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14A of the Exchange Act and the rules and regulations promulgated thereunder.

(d)          Nothing contained in this Section 15 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of nominees for director in the Corporation’s proxy statement pursuant to Section 17 of this Article II.

16.          Irregularities.  All information and/or irregularities in calls, notices of meetings and in the manner of voting, form of proxies, credentials, and method of ascertaining those present, shall be deemed waived if no objection is made at the meeting or if waived in writing.

17.          Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a)    Definitions.  For purposes of this Section 17 of this Article II, the following terms shall have the meanings set forth below, except as otherwise provided herein.

“Eligible Holder” is a person who has either (i) been a record holder of the shares of Class A Common Stock used to satisfy the eligibility requirements of Section 17(d) of this Article II continuously for the three (3)-year period as described in Section 17(d) of this Article II, or (ii) provides to the Secretary of the Corporation, within the time period specified in Section 17(e) of this Article II, evidence of continuous ownership of such shares for such three (3)-year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, acting in good faith, determines would be acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

“Maximum Number” with respect to any annual meeting of the stockholders, means that number of nominees for election to the Board of Directors that constitutes no more than 20% of the total number of directors of the Corporation as of the last day on which a Qualified Nomination Notice may be submitted pursuant to Section 17(e) of this Article II (rounded down to the nearest whole number), but not less than two (2).  The Maximum Number shall be subject to the adjustments described in Section 17(c) of this Article II.

“Minimum Number” means 3% of the Corporation’s issued and outstanding shares of Class A Common Stock as of the most recent date for which such amount is given in any filing made by the Corporation with the Securities and Exchange Commission (the “SEC”) prior to the submission of the Qualified Nomination Notice.

“Qualified Nomination Notice” means a notice given by a Nominating Stockholder that complies with the requirements of Section 17(e) of this Article II and names a Nominee.

“Nominating Stockholder” means an Eligible Holder or group of up to 20 Eligible Holders who nominate a nominee for election to the Board of Directors.

“Nominee” means any person nominated for election to the Board of Directors by a Nominating Stockholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 17(d) and 17(e) of this Article II.

        (b)   Inclusion of Nominee in Proxy Statement.  Subject to the provisions of this Section 17 of this Article II, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Stockholder, the Corporation shall include in its proxy statement for any annual meeting of the stockholders:

(i)    the name of the Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii)  disclosures about the Nominee and Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)  any statement included by the Nominating Stockholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 17(e)(ii) of this Article II), if such statement does not exceed 500 words; and

(iv)  any other information that the Corporation or the Board of Directors determines, in its discretion to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 17 of this Article II.

(c)	Maximum Number of Nominees.

(i)  The Corporation shall not be required to include in the proxy statement for an annual meeting of the stockholders more Nominees than the Maximum Number for such annual meeting. The Maximum Number for a particular annual meeting of the stockholders shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting, and (2) the number of incumbent directors who were Nominees with respect to any of the preceding two annual meetings of the stockholders and whose reelection at the upcoming annual meeting of the stockholders is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 17(e) of this Article II, but before the date of the annual meeting of the stockholders, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)  If the number of Nominees pursuant to this Section 17 of this Article II for any annual meeting of the stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 17(e) of this Article II, a Nominating Stockholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of the stockholders.

(d)	Eligibility of Nominating Stockholder.

(i)  An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 17 of this Article II only if the person or group (in the aggregate) has continuously owned at least the Minimum Number of shares of the Class A Common Stock (as adjusted for any stock splits, stock dividends, or similar events) throughout the three (3)-year period preceding, including the date of submission of, the Qualified Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting of the stockholders. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 17 of this Article II, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. If any stockholder withdraws from a group of Eligible Holders acting together as a Nominating Stockholder at any time prior to the annual meeting of the stockholders, the group of Eligible Holders shall only be treated as owning the shares held by the remaining members of the group.

(ii)  For purposes of this Section 17(d) of this Article II, an Eligible Holder “owns” only those outstanding shares of Class A Common Stock as to which the Eligible Holder possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Class A Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares held in the name of a Nominee or other intermediary, so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Class A Common Stock are “owned” for these purposes shall be determined by the Board of Directors, acting in good faith.

(iii)  No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.

(e)  Qualified Nomination Notice.  To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of the stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Qualified Nomination Notice”); provided, however, that if (and only if) the annual meeting of the stockholders is not scheduled to be held within a period that commences thirty (30) days before the anniversary date of the prior year’s annual meeting of stockholders and ends thirty (30) days after such anniversary date (an annual meeting of the stockholders date outside such period being referred to herein as an “Other Meeting Date”), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred eighty (180) days prior to such Other Meeting Date or the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)  A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii)  A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member): (A) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (B) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (C) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (D) a representation and warranty that the Nominee: (1) does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (2) meets the Audit Committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded; (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and (4) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee; (E) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 17(d) of this Article II and has provided evidence of ownership to the extent required by Section 17(d) of this Article II; (F) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the share ownership eligibility requirements described in Section 17(d) of this Article II through the date of the annual meeting of the stockholders; (G) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five (5) years preceding the submission of the Qualified Nomination Notice; (H) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting of the stockholders, other than with respect to the Nominee or any nominee of the Board; (I) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting of the stockholders; (J) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; (K) in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination; and (L) the information required to be included in a stockholder’s notice referenced in Section 15(a) and Section 15(c) of Article II;

(iii)  An executed agreement, which must be submitted within seven (7) days of the Nominating Stockholder’s first submission of any information required by this Section 17 of this Article II, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees: (A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice; (D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 17 of this Article II, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Stockholder in connection with its efforts under this Section 17 of this Article II; and (E) if any information included in the Qualified Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made no misleading), or the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 17(d) of this Article II, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(iv)  An executed agreement, which must be submitted within seven (7) days of the Nominating Stockholder’s first submission of any information required by this Section 17 of this Article II, in a form determined to be satisfactory by the Board of Directors, or its designee, acting in good faith, by the Nominee: (A) to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request; (B) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s corporate governance guidelines and code of ethical conduct and any other Corporation policies and guidelines applicable to directors as adopted from time to time; and (C) that the Nominee will promptly and fully disclose to the Corporation if the Nominee is or becomes a party to (1) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation, (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation, or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 17(e) of this Article II shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor items) in the case of a Nominating Stockholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 17(e) of this Article II (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(f)	Exceptions.

(i)  Notwithstanding anything to the contrary contained in Section 17 of this Article II, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if: (A) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 17 of this Article II or the Nominating Stockholder withdraws its nomination; (B) the Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws or Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (C) the Nominee was nominated for election to the Board of Directors pursuant to this Section 17 of this Article II at one of the Corporation’s two (2) preceding Annual Meetings of stockholders and either withdrew or became ineligible or received less than 25% of the votes that all stockholders are entitled to cast for such Nominee; (D) the Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or (E) the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 17(d) of this Article II, any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 17 of this Article II.

(ii)  Notwithstanding anything to the contrary contained in this Section 17 of this Article II, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(iii)  The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III
BOARD OF DIRECTORS

1.  General Powers.  The property, business and affairs of the Corporation shall be managed by the Board of Directors.

2.  Number, Term of Office and Qualifications.  Subject to the requirements of the Nevada General Corporation Law or the Articles of Incorporation, the Board of Directors may from time to time determine the number of Directors. Until the Board of Directors shall otherwise determine, the number of Directors shall be eight (8).   Each director shall hold office for a one-year term until his or her successor is duly elected or until his or her earlier death or resignation or removal in the manner hereinafter provided.  Directors need not be stockholders.

3.  Place of Meeting.  The Board of Directors may hold its meetings, either within or without the state of Nevada, at such place or places as it may from time to time by resolution determine or as shall be designated in any notices or waivers of notice thereof.  Any such meeting, whether regular or special, may be held by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at such meeting.

4.  Annual Meetings.  As soon as practicable after each annual election of Directors and on the same day, the Board of Directors shall meet for the purpose of organization and the transaction of other business at the place where regular meetings of the Board of Directors are held, and no notice of such meeting shall be necessary in order to legally hold the meeting, provided that a quorum is present.  If such meeting is not held as provided above, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for a special meeting of the Board of Directors, or in the event of waiver of notice as specified in the written waiver of notice.

5.  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors shall from time to time by resolution determine.

6.  Special Meetings; Notice.  Special meetings of the Board of Directors shall be held, either within or without the state of Nevada, whenever called by the Chairman of the Board, the Lead Independent Director (if any), the Chief Executive Officer, or a majority of the Directors at the time in office.  Notice shall be given, in the manner hereinafter provided, of each such special meeting, which notice shall state the time and place of such meeting, but need not state the purposes thereof.  Except as otherwise provided in Section 9 of this Article III, notice of each such meeting shall be mailed to each Director, addressed to him or her at his or her residence or usual place of business, at least two (2) days before the day on which such meeting is to be held, or shall be sent addressed to him or her at such place by telegraph, cable, wireless or other form of recorded communication or delivered personally or by telephone not later than the day before the day on which such meeting  is to be held.  A written waiver of notice, whether given before or after the meeting to which it relates, shall be equivalent to the giving of notice of such meeting to the Director or Directors signing such waiver.  Attendance of a Director at a special meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except when he or she attends the meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

7.  Quorum and Manner of Acting.  A majority of the whole Board of Directors shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and except as otherwise specified in these Bylaws, and except also as otherwise expressly provided by the Nevada General Corporation Law, the vote of a majority of the Directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors.  In the absence of a quorum from any such meeting, a majority of the Directors present thereat may adjourn such meeting from time to time to another time or place, without notice other than announcement at the meeting, until a quorum shall be present thereat.  The Directors shall act only as a Board of Directors and the individual Directors shall have no power as such.

8.  Organization.  At each meeting of the Board of Directors, the Chairman of the Board, or, if he or she is absent therefrom or if no Chairman is appointed, the Lead Independent Director, or if he or she is absent therefrom, a Director chosen by a majority of the Directors present thereat, shall act as chairman of such meeting and preside thereat.  The Secretary, or if he or she is absent, the person (who shall be an Assistant Secretary, if any and if present) whom the chairman of such meeting shall appoint, shall act as Secretary of such meeting and keep the minutes thereof.

9.  Action by Directors Without a Meeting.  Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all Directors and such consent is filed with the minutes of the proceedings of the Board of Directors.

   10. Resignations.  Any Director may resign at any time by giving written notice of his or her resignation to the Corporation.  Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective is not specified therein, it shall take effect immediately upon its receipt by the Chairman of the Board, the Chief Executive Officer or the Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

11. Removal.  A director may be removed from the Board of Directors as provided in the Articles of Incorporation.

12. Vacancies.  Vacancies and newly created directorships resulting from any increase in the authorized number of Directors elected by all of the stockholders having the right to vote as a single class may be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.  If at any time, by reason of death or resignation or other cause, the Corporation has no Directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, may call a special meeting of stockholders for the purpose of filling vacancies in the Board of Directors.  If one or more Directors shall resign from the Board of Directors, effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in this section in the filling of other vacancies.

13. Compensation.  The Board of Directors may at any time and from time to time by resolution provide that the Directors may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director or both, in either case payable in cash, the Corporation’s stock, or such other form designated by the Board of Directors.  In addition, the Board of Directors may at any time and from time to time by resolution provide that Directors shall be paid their actual expenses, if any, of attendance at each meeting of the Board of Directors.  Nothing in this section shall be construed as precluding any Director from serving the Corporation in any other capacity and receiving compensation therefor, but the Board of Directors may by resolution provide that any Director receiving compensation for his or her services to the Corporation in any other capacity shall not receive additional compensation for his or her services as a Director.

ARTICLE IV
OFFICERS

1.  Number.  The Corporation shall have the following officers: a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Secretary, and a Treasurer.  At the discretion of the Board of Directors, the Corporation may also have additional Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be necessary or desirable with titles designated by the Board of Directors.

2.  Election and Term of Office.  The officers of the Corporation shall be elected annually by the Board of Directors or at a special meeting of the Board of Directors called for that purpose.  Each such officer shall hold office until his or her successor is duly elected or until his or her earlier death or resignation or removal in the manner hereinafter provided.

3.  Agents.  In addition to the officers mentioned in Section 1 of this Article IV, the Board of Directors may appoint such agents as the Board of Directors may deem necessary or advisable, each of which agents hall have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.  The Board of Directors may delegate to any officer or to any committee the power to appoint or remove any such agents.

4.  Removal.  Any officer may be removed, with or without cause, at any time by resolution adopted by a majority of the whole Board of Directors.

5.  Resignations.  Any officer may resign at any time by giving written notice of his or her resignation to the Board of Directors, the Chairman of the Board, the President or the Secretary.  Any such resignation shall take effect at the times specified therein, or, if the time when it shall become effective is not specified therein, it shall take effect immediately upon its receipt by the Board of Directors, the Chairman of the Board, the President or the Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.  Vacancies.  A vacancy in any office due to death, resignation, removal, disqualification or any other cause may be filled for the unexpired portion of the term thereof by a majority vote of the Board of Directors.

7.  Chairman of the Board.  The Chairman of the Board shall:  (a) preside at all meetings of the stockholders and at all meetings of the Board of Directors; (b) make, or cause to be made, a report of the state of the business of the Corporation at each annual meeting of the stockholders; (c) see that all orders and resolutions of the Board of Directors are carried into effect; (d) have the right to sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except in cases where the signing, execution or delivery thereof is expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or where any of them are required by law otherwise to be signed, executed or delivered; and (e) have the right to cause the corporate seal, if any, to be affixed to any instrument which requires it.  In general, the Chairman of the Board shall perform all duties incident to the office of the Chairman of the Board and such other duties as from time to time may be assigned to him or her by the Board of Directors.  If at any time the Corporation has no Chairman of the Board, the duties and responsibilities designated for such position shall be performed by the Chief Executive Officer, or by an officer of the Corporation designated by the Chief Executive Officer or, in the absence of such designation, designated by the Board of Directors.

8.  Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have executive authority to see that all orders and resolutions of the Board of Directors are carried into effect and shall, subject to the control vested in the Board of Directors by the Nevada General Corporation Law, administer and be responsible for the management of the business and affairs of the Corporation. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at annual and special meetings of stockholders. The Chief Executive Officer (and such other officer(s) as are authorized by resolution of the Board of Directors) is authorized to sign, execute and acknowledge, on behalf of the Corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Corporation’s regular business or which shall be authorized by resolution of the Board of Directors, except where the signing thereof is exclusively delegated to another officer or employee of the Corporation by the Board of Directors; and, except as otherwise provided by law or directed by the Board of Directors, the Chief Executive Officer may authorize the President, any Vice President or other officer or agent of the Corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. The Chief Executive Officer shall have the authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the Corporation as the Chief Executive Officer deems necessary, prescribe their powers, duties, and compensation, and delegate authority to them. Such agents and employees shall hold offices at the discretion of the Chief Executive Officer. In general, the Chief Executive Officer shall have all authority and perform all duties incident to the office of the chief executive officer and such other duties as may be prescribed from time to time by the Board of Directors.

9.  President.  The President shall have, subject to the control of the Board of Directors and the Chief Executive Officer, general and active supervision and direction over the business and affairs of the Corporation and over its several officers.  At the request of the Chief Executive Officer, or in case of his or her absence or inability to act, the President shall perform the duties of the Chief Executive Officer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. He or she may sign, with the Secretary or an Assistant Secretary, certificates for stock of the Corporation. He or she may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, except in cases where the signing, execution or delivery thereof is expressly delegated by the Board of Directors or by these Bylaws to some other officers or agent of the Corporation or where any of them are required by law otherwise to be signed, executed or delivered, and he may cause the corporate seal, if any, to be affixed to any instrument which requires it.  In general, the President shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him or her by the Board of Directors or the Chief Executive Officer.

10. Vice President.  The Vice President and any additional Vice Presidents shall have such powers and perform such duties as the Chief Executive Officer, the President, or the Board of Directors may from time to time prescribe and shall perform such other duties as may be prescribed by these Bylaws.  At the request of the Chief Executive Officer or the President, or in case of his or her absence or inability to act, a Vice President so designated by the Board of Directors, shall perform the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.

11. Secretary.  The Secretary shall:  (a) record, or cause to be recorded, all the proceedings of the meetings of the stockholders, the Board of Directors and the committees of the Board of Directors, if any, in one or more books kept for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be the custodian of all contracts, deeds, documents, all other indicia of title to properties owned by the Corporation and of its other corporate records (except accounting records) and of the corporate seal, if any, and affix such seal to all documents the execution of which on behalf of the Corporation under its seal is authorized and required; (d) sign, if directed by the Board of Directors, with the Chairman of the Board, the Chief Executive Officer, the President, or a Vice President, certificates for stock of the Corporation; (e) have charge, directly or through the transfer clerk or transfer clerks, transfer agent or transfer agents, and registrar or registrars appointed as provided in Section 3 of Article VII of these Bylaws, of the issue, transfer and registration of certificates for stock of the Corporation and of the records thereof, such records to be kept in such manner as to show at any time the amount of the stock of the Corporation issued and outstanding, the manner in which and the time when such stock was paid for, the names, alphabetically arranged, and the addresses of the holders of record thereof, the number of shares held by each, and the time when each became a holder of record; (f) upon request, exhibit or cause to be exhibited at all reasonable times to any Director such records of the issue, transfer and registration of the certificates for stock of the Corporation; (g) see that the books, reports, statements, certificates, and all other documents and records required by law are properly kept and filed; and (h) see that the duties prescribed by Section 6 of Article II of these Bylaws are performed.  In general, the Secretary shall perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

12. Treasurer.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.  The Treasurer shall:  (a) have charge and custody of, and be responsible for, all funds, securities, notes, and valuable effects of the Corporation; (b) receive and give receipt for monies due and payable to the Corporation from any sources whatsoever; (c) deposit all such monies to the credit of the Corporation or otherwise as the Board of Directors, the Chief Executive Officer or the President shall direct in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article VI of these Bylaws; (d) cause such funds to be disbursed by checks or drafts on the authorized depositories of the Corporation signed as provided in Article VI of these Bylaws; (e) be responsible for the accuracy of the amounts of, and cause to be preserved proper vouchers for, all monies so disbursed; (f) have the right to require from time to time reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same; (g) render to the Chief Executive Officer, the President or the Board of Directors, whenever they, respectively, shall request him or her so to do, an account of the financial condition of the Corporation and of all his or her transactions as Treasurer; (h) sign, if directed by the Board of Directors, with the Chairman of the Board, Chief Executive Officer, the President, or a Vice President, certificates for stock of the Corporation; and (i) upon request, exhibit or cause to be exhibited at all reasonable times the cash books and other records to the Chief Executive Officer, the President or any of the Directors of the Corporation.  In general, the Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

13. Assistant and Other Officers.  Any persons elected as assistant officers or other officers shall assist in the performance of the duties of the designated office and such other duties as shall be assigned to them by any Vice President, the Secretary or the Treasurer, as the case may be, or by the Board of Directors, the Chief Executive Officer, or the President.

14. Combination of Offices.  Any two of the offices hereinabove enumerated may be held by one and the same person, if such person is so elected or appointed.

15.  Compensation.  The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors or any lawful delegee, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE V
COMMITTEES

1.  Authority to Create Committees.  The Board of Directors by resolution adopted by the affirmative vote of a majority of all directors then in office may create one or more committees, appoint members of the Board of Directors to serve on them, and designate other members of the Board of Directors to serve as alternates, which members of the Board of Directors shall have and may exercise between meetings of the Board of Directors all the delegable powers of the Board of Directors to the extent not expressly prohibited by the Nevada General Corporation Law or by resolution of the Board of Directors. Each committee must have one or more members who serve at the pleasure of the Board of Directors. Unless otherwise provided by the Board of Directors, members of the committee shall serve at the pleasure of the Board of Directors.

2.  Committees.  In addition to any committees created by the Board of Directors after the date of the adoption of these Bylaws, at any time that any class or series of the Corporation’s capital stock is publicly traded, the Board of Directors shall have the committees provided below in paragraphs (a), (b), and (c) of this Section 2 and from time to time shall appoint to such committees the directors described below in such paragraphs of this Article V.

(a)  The Governance Committee shall (i) select individuals to be proposed for nomination as directors of the Corporation, (ii) nominate individuals for election as directors of the Corporation, (iii) establish and nominate directors for appointment to committees of the Board of Directors, (iv) review the performance and qualifications of directors, (v) review and recommend policies to the Board of Directors, (vi) evaluate material risks concerning the Corporation, (vi) understand and determine what constitutes an appropriate level and tolerance of risk for the Corporation, and (vii) perform any other activities delegated to the committee by the Board of Directors or imposed by  applicable laws or regulations. The Governance Committee shall be comprised solely of Independent Directors.

(b)  The Compensation Committee shall (i) be responsible for assisting the Board of Directors in discharging its responsibilities relating to establishing and reviewing the compensation of our executive officers, including the Chief Executive Officer, and approving, overseeing, and monitoring our compensation plans, policies, and programs for executive officers, (ii) establishing and reviewing compensation for the Board of Directors, and (iii) performing any other activities delegated to the committee by the Board of Directors or imposed by applicable laws or regulations. The Compensation Committee shall be comprised solely of Independent Directors.

(c)  The Audit Committee shall (i) establish the scope of the annual audit of the Corporation, (ii) review the report and comments of its independent auditors, and (iii) perform any other activities delegated to the committee by the Board of Directors or imposed by applicable laws or regulations. The Audit Committee shall be comprised solely of Independent Directors.

3.  Meetings.  Regular meetings of each committee may be held without notice on such days and at such places as shall be fixed by resolution adopted by a majority of the members of the committee and communicated to all its members.  Special meetings of a committee shall be held whenever called by the chairman of the committee or a majority of the members thereof then in office.  Notice of each special meeting of a committee shall be given in the manner provided in Section 6 of Article III of these Bylaws for special meetings of the Board of Directors.  Notice of any such meeting of a committee, however, need not be given to any member of the committee if waived by him or her in writing or by telegraph, cable, wireless or other form of recorded communication either before or after the meeting, or if he or she is present at such meeting, except when he or she attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Subject to the provisions of this Article V, each committee, by resolution adopted by a majority of a whole committee, shall fix its own rules of procedure and it shall keep a record of its proceedings and report them to the Board of Directors at the next regular meeting thereof after such proceedings have been taken.  All such proceedings shall be subject to revision or alteration by the Board of Directors; provided, however, that third parties shall not be prejudiced by any such revision or alteration.

4.  Quorum and Manner of Acting.  A majority of each committee shall constitute a quorum for the transaction of business, and, except as specified in Section 3 of this Article V, the act of a majority of those present at a meeting thereof at which a quorum is present shall be the act of the committee.  The members of a committee shall act only as a committee, and the individual members shall have no power as such.

5.  Other Committees.  The Board of Directors, by resolution adopted by a majority of the whole Board, may constitute other committees, which shall in each case consist of one or more of the Directors.  The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. Each such committee shall have and may exercise such powers as the Board of Directors may determine and specify in the respective resolutions appointing them; provided, however, that if any committee shall have the power to determine the amounts of the respective fixed salaries of the officers of the Corporation, such committee shall consist of not less than two (2) members and none of its members shall have any vote in the determination of the amount that shall be paid to him or her as a fixed salary.  A majority of all the members of any such committee may fix its rules of procedure, determine its action, and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide.  Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.

6.  Committee Minutes.  The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

7.  Action by Committees Without a Meeting.  Any action required or permitted to be taken at a meeting of a committee of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all members of a committee and such consent is filed with the minutes of the proceedings of the committee.

8.   Resignations.  Any member of the various committees may resign therefrom at any time by giving written notice of his or her resignation to the Chairman of the Board, the President or the Secretary.  Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective is not specified therein, it shall take effect immediately upon its receipt by the Chairman of the Board, the President, or the Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

9.  Vacancies.  Any vacancy in a committee shall be filled by the vote of a majority of the whole Board of Directors.

10.  Compensation.  The Board of Directors may at any time and from time to time by resolution provide that committee members shall be paid a fixed sum for attendance at each committee meeting or a stated salary as a committee member in either case payable in cash, the Corporation’s stock, or such other form designated by the Board of Directors.  In addition, the Board of Directors may at any time and from time to time by resolution provide that such committee members shall be paid their actual expenses, if any, of attendance at each committee meeting.  Nothing in this section shall be construed as precluding any committee member from serving the Corporation in any other capacity and receiving compensation therefor, but the Board of Directors may by resolution provide that any committee member receiving compensation for his or her services to the Corporation in any other capacity shall not receive additional compensation for his or her services as a committee member.

11.  Dissolution of Committees; Removal of Committee Members.  The Board of Directors, by resolution adopted by a majority of the whole Board, may, with or without cause, dissolve any committee, and, with or without cause, remove any member thereof.

ARTICLE VI
MISCELLANEOUS

1.  Execution of Contracts.  Except as otherwise required by law or by these Bylaws, any contract or other instrument may be executed and delivered in the name of the Corporation and on its behalf by the Chairman of the Board, the Chief Executive Officer, the President, or any Vice President.  In addition, the Board of Directors may authorize any other officer or officers or agent or agents to execute and deliver any contract or other instrument in the name of the Corporation and on its behalf, and such authority may be general or confined to specific instances as the Board of Directors may by resolution determine.

2.  Attestation.  Any Vice President, the Secretary, or any Assistant Secretary may attest the execution of any instrument or document by the Chairman of the Board, the Chief Executive Officer, the President, or any other duly authorized officer or agent of the Corporation and may affix the corporate seal, if any, in witness thereof, but neither such attestation nor the affixing of a corporate seal shall be requisite to the validity of any such document or instrument.

3.  Checks, Drafts.  All checks, drafts, orders for the payment of money, bills of lading, warehouse receipts, obligations, bills of exchange, and insurance certificates shall be signed or endorsed (except endorsements for collection for the account of the Corporation or for deposit to its credit, which shall be governed by the provisions of Section 4 of this Article VI) by such officer or officers or agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

4.  Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President shall direct in general or special accounts at such banks, trust companies, savings and loan associations, or other depositories as the Board of Directors may select or as may be selected by any officer or officers or agent or agents of the Corporation to whom power in that respect has been delegated by the Board of Directors.  For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts, and other orders for the payment of money which are payable to the order of the Corporation may be endorsed, assigned, and delivered by any officer or agent of the Corporation.  The Board of Directors may make such special rules and regulations with respect to such accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

5.  Proxies in Respect of Stock or Other Securities of Other Corporations.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President, or any Vice President may exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, including without limitation the right to vote or consent with respect to such stock or other securities.

6.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors, and may thereafter be changed from time to time by action of the Board of Directors.  Initially, the fiscal year shall begin on January 1 and end on December 31.

ARTICLE VII
STOCK

1.  Certificates for Stock; Uncertificated Shares.  The shares of the stock of the Corporation may be, but need not be, represented by certificates.  The names and addresses of the persons to whom shares of stock of the Corporation have been issued shall be entered on the stock transfer books of the Corporation, together with the number of shares and the date of issue, and in the case of cancellation, the date of cancellation. When any shares of the capital stock of the Corporation are represented by certificates, such certificates shall be consecutively numbered, shall state the number of shares represented thereby, and shall otherwise be in such form as shall be determined by the Board of Directors, subject to such requirements as are imposed by the Nevada General Corporation Law.  Each certificate shall be signed by two authorized officers. Unless the Board of Directors by resolution directs otherwise, the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Chief Administrative Officer, the Corporate General Counsel, the Treasurer, Secretary, Assistant Treasurer, or Assistant Secretary of the Corporation shall be authorized to sign stock certificates.  The signatures of such officers upon such certificate may be facsimiles if the certificate is manually signed by a transfer agent or registered by a registrar, other than the Corporation itself or one of its employees.  If any officer who has signed or whose facsimile signature has been placed upon a certificate has ceased for any reason to be such officer prior to issuance of the certificate, the certificate may be issued with the same effect as if that person were such officer at the date of issue.   Shares surrendered to the Corporation for transfer shall be cancelled.  If certificated shares are cancelled, no new certificate or uncertificated shares shall be issued in exchange for such shares until the original certificate has been cancelled; except that in the case of a lost, stolen, destroyed, or mutilated certificate, a new certificate or uncertificated share may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

2.  Transfer of Stock.  Transfers of shares of stock of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his or her legal representative or attorney in fact, who shall furnish proper evidence of authority to transfer to the Secretary, or a transfer clerk or a transfer agent, upon payment of all taxes thereon, and, in the case of certificated shares of stock, upon surrender of the certificate or certificates for such shares properly endorsed; or, in the case of uncertificated shares, upon compliance with appropriate procedures for transferring shares in uncertificated form.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

3.  Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer, and registration of certificates for stock of the Corporation and shares of stock in uncertificated form.  The Board of Directors may appoint, or authorize any officer or officers or any committee to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

4.  Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

5.  Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

ARTICLE VIII
DIVIDENDS

The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares of stock in the manner and upon the terms and conditions provided in the Articles of Incorporation and the Nevada General Corporation Law.

ARTICLE IX
SEAL

A corporate seal shall not be requisite to the validity of any instrument executed by or on behalf of the Corporation.  Nevertheless, if in any instance a corporate seal is used, the same shall bear the full name of the Corporation and the year and state of incorporation, or words or figures of similar import.

ARTICLE X
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation shall indemnify its directors and officers to the maximum extent permitted by the Nevada General Corporation Law.  Indemnification shall be provided unless it is ultimately determined by a court of competent jurisdiction that (i) the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the Corporation and, (ii) with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful.  Expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification above and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth herein.

ARTICLE XI
AMENDMENTS

These Bylaws may be repealed, altered or amended, or new bylaws may be adopted by the affirmative vote of a majority of the entire Board of Directors.  These Bylaws may also be repealed, altered, or amended, or new bylaws may be adopted by the affirmative vote of not less than two-thirds of the combined voting power of the then outstanding capital stock of the Corporation.

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